UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2023

LOTTERY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38508	81-1996183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20808 State Hwy 71 W, Unit B, Spicewood, TX	78669
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 512-592-2451

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c)

On February 1, 2023, the Board of Directors of Lottery.Com, Inc. (the “Company”, “we” and “us”) appointed Mr. Mark Gustavson as Chief Executive Officer and principal executive officer of the Company. Mr. Gustavson will also serve as principal financial/accounting officer of the Company until a replacement is found.

Mr. Mark Gustavson, as CEO, replaced Mr. Sohail S. Quraeshi, who is no longer serving as Chief Executive Officer or as a principal executive officer of the Company, effective February 1, 2023, as a result of the change in Chief Executive Officer of the Company approved by the Board of Directors as discussed above.

Previously, on January 30, 2023, Mr. Edward K. Moffly resigned as Interim Chief Financial Officer of the Company.

Mr. Gustavson has no familial relationships with any executive officer or director of the Company. Mr. Gustavson is not party to any material plan, contract or arrangement (whether or not written) with the Company, and there are no arrangements or understandings between Mr. Gustavson and any other person pursuant to which they were selected to serve as an officer of the Company, nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Gustavson will be eligible to participate in the Company’s equity compensation plans. The Company plans to enter into an indemnification agreement with Mr. Gustavson in the same form as its other officers have entered, which is filed as exhibit 10.6 to the Company’s Registration Statement on Form S-1, filed on November 4, 2021.

The Board of Directors of the Company has not yet determined Mr. Gustavson’s compensation or agreed to terms on a written compensation agreement, and the Company will file a Current Report on Form 8-K once such compensation has been determined by the Board of Directors.

Mr. Gustavson’s biographical information is included below:

Mr. Gustavson, age 54, has 17 years of business development, transactional, alliance management, finance, operational, company formation, and IP experience with emerging businesses. During his career he has acquired extensive experience in the integration of business disciplines, with an emphasis on turnaround transactions. Mr. Gustavson held senior management positions in a variety of technology companies.

In his various executive capacities, Mr. Gustavson was responsible for transactions ranging from acquisitions and strategic collaborations to ordinary course transactions. He was also engaged in strategic planning for business development, product development, and in-licensing activities, and participated in the consummation of numerous collaborations. Sector specialties include biotechnology, IP based banking, mobile payment systems, social media, mobile gaming applications, fiber optics, and mixed and virtual reality technologies.

Mr. Gustavson is a co-founder and currently serves as Chief Executive Officer of ZENIOS Technologies Corporation, a position he has held since May 2022. Said company is involved in the business of augmented and mixed-reality based internet search technology.

In March of 2020, Mr. Gustavson and a group of investors acquired control of Sansar from Linden Labs Corporation, implementing an expansion plan, and successfully deploying, virtual reality applications for live events and festivals. These included the renowned London based Lost Horizons festival Glastonbury, gaining an audience in excess of 4.2 million attendees. The assets of Sansar were transferred to Sansar, Inc, in June 2022, and Mr. Gustavson has served as a Board member of Sansar, Inc. since June 2022.

From February 2020 to April 2021, Mr. Gustavson served as Chief Executive Officer of Regnum Corp (OTC:RGMP). Mr. Gustavson served as President, CFO and co-founder of Tri Capital Energy Corporation, from June 2019 to March 2021. From March 2025 to May 2018, Mr. Gustavson served as Chief Financial Officer and Director of Wookey Search Technologies Corporation. From July 2016 to August 2017, Mr. Gustavson served as Chief Financial Officer and Director of Sharkreach Corporation.

Mr. Gustavson also previously served as President and co-founder of MedicuRx Corporation, a position he held from February 2013 to June 2015. During this time, he was responsible for managing the company formation and transactional activities in collaboration with co-founder Dr. Joseph Rubinfeld, as well as taking care of business development, finance, and research and alliance management. MedicuRx Corporation business was a pharmaceutical company developing cancer therapeutics addressing Glioblastoma Multiforme.

Mr. Gustavson began his career as a Private Banker at the banking and financial business known as HSBC in Saipan, Commonwealth of the Northern Mariana Islands. From April 1997 through February 1999, Mr. Gustavson was Vice President of Private Banking and was charged with co-launching the Commonwealth of the Northern Mariana Islands branch of the Pacific Regional Division during the bank’s expansion period.

Mr. Gustavson received a Bachelor of Science in Political Science degree (minor in sociology, concentration in economics) from the University of Oregon in 1991.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOTTERY.COM, INC.

Date: February 13, 2023	By:	/s/ Mark Gustavson
Mark Gustavson
Chief Executive Officer